Exhibit 1.01

TERMS AGREEMENT

February 22, 2005

Citigroup Global Markets Holdings Inc.

388 Greenwich Street

New York, New York 10013

Attn: Treasurer

Dear Sirs:

We understand that Citigroup Global Markets Holdings Inc., a New York corporation (the “Company”), proposes to issue and sell $32,000,000 aggregate principal amount of its 2% Principal-Protected Equity Linked Notes Based Upon the Dow Jones Industrial Average Due August 25, 2010 (the “Notes”). Subject to the terms and conditions set forth herein or incorporated by reference herein, Citigroup Global Markets Inc. (the “Underwriter”) offers to purchase 3,200,000 Notes in the principal amount of $30,880,000 at 96.5% of the aggregate principal amount. The Closing Date shall be February 25, 2005 at 9:00 a.m. at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006.

The Notes shall have the following terms:

Title:	2% Principal-Protected Equity Linked Notes Based Upon the Dow Jones Industrial Average Due August 25, 2010

Maturity:	August 25, 2010

Interest:	The Notes bear interest at the rate of 2% per annum.

Maturity Payment:	Holders of the Notes will receive at maturity, for each $10 principal amount of Notes such holders hold, a payment equal to the sum of $10 and a supplemental return amount (as described in the Prospectus Supplement dated February 22, 2005

CGMH DJIA PPN due Aug. 25, 2010

relating to the Notes).

Interest Payment Dates:	The 25th day of each February and August, or the immediately next Business Day, commencing on August 25, 2005.

Regular Record Dates:	The fifth Business Day preceding each interest payment date.

Initial Price To Public:	100% of the principal amount thereof, plus accrued interest from February 25, 2005 to date of payment and delivery.

Redemption Provisions:	The Notes are not redeemable by the Company prior to maturity.

Trustee:	The Bank of New York.

Indenture:	Indenture, dated as of October 27, 1993, as amended from time to time.

All the provisions contained in the document entitled “Salomon Smith Barney Holdings Inc. - Debt Securities - Underwriting Agreement Basic Provisions” and dated December 1, 1997 (the “Basic Provisions”), a copy of which you have previously received, are, except as indicated below, herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

Basic Provisions varied with respect to this Terms Agreement:

(A)	All references to “Salomon Smith Barney Holdings Inc.” in the Basic Provisions shall refer to the Company.

(B)	Notwithstanding the provisions set forth in Section 3 of the Basic Provisions, the Company and the Underwriter hereby agree that the Notes will be in the form of Book-Entry Notes and shall be delivered on February 25, 2005 against payment of the purchase price to the Company by wire transfer in immediately available funds to such accounts with such financial institutions as the Company may direct.

CGMH DJIA PPN due Aug. 25, 2010

(C)	Paragraph 4(j) of the Basic Provisions shall be amended and restated as follows: “The Company will not, without the consent of Citigroup Global Markets Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertaking for such securities, of the Company, in each case that are substantially similar to the Notes or any security convertible into or exchangeable for the Notes or such substantially similar securities, during the period beginning the date of the Terms Agreement and ending the Closing Date.”

(D)	Paragraph 5(g) of the Basic Provisions shall be amended and restated as follows: “You shall have received on the Closing Date a letter from KPMG LLP covering the matters set forth in Exhibit II hereto, with respect to the Registration Statement and the Prospectus at the time of the Terms Agreement.”

The Underwriter hereby agrees in connection with the underwriting of the Notes to comply with the requirements set forth in any applicable sections of Section 2720 to the By-Laws of the National Association of Securities Dealers, Inc.

Edward F. Greene, Esq., is counsel to the Company. Cleary Gottlieb Steen & Hamilton LLP is counsel to the Underwriter. Cleary Gottlieb Steen & Hamilton LLP is special tax counsel to the Company.

Please accept this offer no later than 9:00 p.m. on February 22, 2005, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

CGMH DJIA PPN due Aug. 25, 2010

“We hereby accept your offer, set forth in the Terms Agreement, dated February 22, 2005, to purchase the Notes on the terms set forth therein.”

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Thomas A. Petrone
Name:	Thomas A. Petrone
Title:	Managing Director

ACCEPTED:

CITIGROUP GLOBAL MARKETS HOLDINGS INC.

By:	/s/ Scott Freidenrich
Name:	Scott Freidenrich
Title:	Executive Vice President
and Treasurer

CGMH DJIA PPN due Aug. 25, 2010

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